SIFCO Industries, Inc. (“SIFCO”) Announces
Appointment of George Scherff as CEO

Cleveland, OH — SIFCO Industries, Inc. (NYSE American: SIF) The Board of Directors of SIFCO, a leading supplier of forged products to the aerospace, energy, and defense markets, today announced the appointment of George Scherff as the Company’s chief executive officer ("CEO"), effective July 8, 2024. Mr. Scherff replaces Peter Knapper, who served as President and CEO since 2016 and announced his intention to retire earlier this year.

“George Scherff has decades of successful experience leading middle-market organizations that have been in periods of growth and transition, which will serve us well as we transition into a new era for SIFCO,” said Alayne Reitman, Chair of SIFCO’s Board of Directors. “We thank Pete for his service to the Company. Pete saw us through uncertain times in our industry, including the global pandemic and the supply chain challenges that followed, and he leaves us well-positioned to move forward with confidence. We wish him all the best in retirement.”

Prior to joining SIFCO, Mr. Scherff served as CEO for Thermal Systems Manufacturing, Paradigm Packaging, Lund International, ABC Truck Body, and Hartzell Manufacturing following its merger with Continental Metal Specialties. He has a bachelor’s degree from The Ohio State University and a master’s degree in mechanical engineering from the University of Toledo.

Mr. Scherff joins SIFCO at a pivotal time for the company, as new opportunities present themselves in the markets we serve. “I am excited to join SIFCO as the Company furthers its long-term goals and embraces opportunities in our industries,” he said. “I am particularly looking forward to working alongside the strong leadership team. Their keen strategic insights will prove invaluable as we move into the next phase of the Company’s growth.”

SIFCO supplies flight-critical forged components and machined assemblies to the world’s leading aircraft and engine manufacturers. These components can be found on virtually all commercial and military fixed-wing aircraft, as well as helicopters and business jets. SIFCO products are also supplied to leading steam and gas turbine manufacturers and oil producers serving the energy sector.